Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Company:	Investor Relations:	Media:
Rick Ono	Warren Dexter	Todd Barrish
Telanetix, Inc	SFC, Inc.	Dukas PR
(858)362-2250	(503)722-5300	(212)704-7385
rick@telanetix.com	warren@sfcinc.com	todd@dukaspr.com

TELANETIX NOMINATES NEW MEMBERS TO BOARD OF DIRECTORS

COMPANY ADDING LEADERSHIP TO MEET DEMAND FOR TELEPRESENCE SOLUTIONS

San Diego, CA. June 13, 2007 -- Telanetix, Inc. (OTCBB:TNXI) a leading developer of telepresence technology, announced today that James R. Everline, David A. Rane, and Steven J. Davis have accepted nominations to serve on the company's Board of Directors as independent members.  The three independent board members have formed the Audit, Nomination, and Compensation Committees of the Board.

“The combined expertise of Mr. Everline, Mr. Rane and Mr. Davis will aid us in establishing oversight committees and developing a strong foundation of corporate governance to support our growth,” said Tom Szabo, Chairman and Chief Executive Office of Telanetix.  “The three new board members have deep experience in the management of developing companies and will contribute a great deal toward our continued success.”

James Everline is currently President of Everline & Co., a mergers and acquisitions management consulting company, a position he has held for the past 15 years.  Prior to founding Everline & Co., he was a General Partner of Founders Court Investors, Inc., a private equity investment firm.  Mr. Everline has also held senior positions in corporate finance with several major Wall Street investment banks.  For the past 25 years, he has served on the Board of Directors of Bandag, Inc. (NYSE:BDG) where he was Chairman of the Nominating Committee, Audit Committee, and the Management Continuity and Compensation Committee until the company’s sale in 2007.

David Rane is a Senior Vice President and Chief Financial Officer of World Waste Technologies, Inc. (OTCBB:WDWT).  Previously, he has served as Executive Vice President of two development stage companies, StoreRunner Network, Inc. and SureBeam Corporation.  From 1994 to 2000 he was Executive Vice President and Chief Financial Officer for Callaway Golf Company.  A certified public accountant, Mr. Rane spent 14 years with PricewaterhouseCoopers in senior management roles at various offices worldwide, including San Diego, CA and Brussels, Belgium.

Steven Davis has practiced business and corporate law since 2005 at his firm, Steven James Davis, A Professional Corporation.  From 2002 to 2005, Mr. Davis served as General Counsel and Corporate Secretary of Molecular Imaging Corporation, a publicly traded healthcare company.  Prior to joining Molecular Imaging, he was legal counsel for Leap Wireless International, Inc.  Mr. Davis also worked as an attorney with the Business and Corporate Practice of the law firm of Luce, Forward, Hamilton & Scripps LLP in the San Diego, CA office.

The nomination and formation of the committees was effective on June 11, 2007.

About Telanetix, Inc.

Telanetix, Inc. has developed a unique technology which creates a fully immersive and interactive environment that integrates audio, video, and data from multiple locations into a single environment regardless of geographic boundaries.  The company's Digital PresenceTM Technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second which is so profoundly real that users feel as if they are all present in the same room.  Using Telanetix developed Codecs and advanced MPEG-4 compression on a Linux platform, the Company has effectively replaced the central videoconferencing bridge of legacy systems with high quality decentralized IP multicasting which provides speed and resolution which is significantly greater than those found in most existing technologies.

  Additional information is available at the Telanetix corporate website at www.telanetix.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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